Exhibit 10.9(jj)

PEDIATRIC SERVICES OF AMERICA, INC.

LONG-TERM INCENTIVE PLAN

Effective October 1, 2005

ARTICLE I

Purpose

The purpose of this Plan is to provide long-term incentive compensation to Eligible Executives of Pediatric Services of America, Inc., a Georgia corporation and/or its subsidiaries who make substantial contributions to the success of their employers, to provide a means for such Eligible Executives to participate in such success, and to assist in attracting and retaining the highest quality individuals in key executive positions. This Plan, which is effective October 1, 2005, supersedes and replaces all long-term cash incentive plans previously adopted by the Company for such persons, except with respect to any awards made but not earned prior to October 1, 2005.

ARTICLE II

Definitions

The following words and phrases shall have the respective meanings set forth below (unless the context indicates otherwise).

2.01 “Award Opportunity” shall mean the stated cash amount(s) to which Participants will be entitled at the end of the Performance Period, upon achievement of the Performance Goals established at the time the Award Opportunity is granted.

2.02 “Beneficiary” shall mean the beneficiary designated by the Participant, pursuant to procedures established by the Company, to receive amounts due the Participant in the event of the Participant’s death. If the Participant does not make an effective designation, then the Beneficiary will be deemed to be the Participant’s estate.

2.03 “Code” shall mean the Internal Revenue Code of 1986, as amended.

2.04 “Committee” shall mean the Compensation Committee of the Company’s Board of Directors, as the same from time to time may be constituted.

2.05 “Common Stock” shall mean the Common Stock, $0.01 par value per share, of the Company.

2.06 “Company” shall mean Pediatric Services of America, Inc., a Georgia corporation.

2.07 “Compensation” shall mean the Participant’s annual base pay.

2.08 “Eligible Executive” shall mean a corporate vice-president or officer and any other key management personnel of the Company or a subsidiary or division of the Company as determined by the Committee from time to time. An Eligible Executive shall not include an individual who is not a full-time employee and shall not include any individual who is a member of the Board of Directors unless such individual is also an employee of the Company.

2.09 “Employer” shall mean Pediatric Services of America, Inc., a Georgia corporation or the subsidiary or affiliate by whom the Participant is employed at the time in question.

2.10 “Participant” shall mean any Eligible Executive to whom an Award Opportunity has been granted but not yet paid pursuant to this Plan.

2.11 “Performance Goals” shall mean the objectives established by the Committee for each Performance Period, for the purpose of determining when an Award Opportunity subject to such objectives is earned, which shall consist of any one or more of the following business or financial goals of the Company: (1) earnings per share; (2) EBITDA; (3) operating profit; (4) net income; (5) total return to shareholders; (6) cash flow/net assets ratio; (7) return on tangible assets; (8) return on total capital; (9) return on equity; and (10) return on total assets.

If the Committee makes an Award Opportunity subject to a particular Performance Goal, the Committee shall adopt or confirm a written definition of that Performance Goal at the time of the Award Opportunity. Performance Goal objectives may be described in terms of Company-wide objectives or objectives that are related to a specific division, subsidiary, Employer, department, region, or function in which the Participant is employed. Performance Goals may be made relative to the performance of other corporations.

The Committee retains the discretion to adjust as necessary the terms of any Performance Goal to reflect any changes in generally accepted accounting principles or to take into account any extraordinary events that may have occurred, such as a contemplated asset disposition, for purposes of determining whether a particular Performance Goal has been obtained.

2.12 “Performance Period” shall mean the three-year period over which the Performance Goals must be met.

2.13 “Plan” shall mean this Pediatric Services of America, Inc. Long-Term Incentive Plan.

2.14 “Separation from Service” shall have the meaning provided in Section 409A(a)(2)(A)(i) of the Code.

ARTICLE III

Eligibility

All Eligible Executives, as determined by the Committee, from time to time, shall be eligible for participation in this Plan; provided, however, that as a condition to participation in the Plan each Eligible Executive must sign a non-competition, non-disclosure and non-solicitation agreement in a form satisfactory to the Company.

ARTICLE IV

Selection of Participants and Grant of Award Opportunities

The Committee shall determine, from time to time, those Eligible Executives who are to be granted Award Opportunities. Except as otherwise determined by the Committee, the target amount of the Award Opportunity for an Eligible Executive shall be equal to the percentage of Compensation as shown in the following table. All Award Opportunities shall be paid in cash.

Chief Executive Officer	100%
Chief Financial Officer	75%
Vice President Nursing/PPEC	50%
Vice President RTES	50%
Vice President CAO	50%
Vice President Business Development	50%
Vice President Reimbursement	25%
Vice President General Counsel	20%
Vice President Human Resources	20%
Vice President Compliance	20%
Vice President IT	20%

ARTICLE V

Payment of Award Opportunities

5.01 Subject to the provisions of Article IV, a Participant shall be entitled to receive the cash to which his Award Opportunity entitles him as soon as practicable after the end of the Performance Period with respect to that Award Opportunity; provided, however, that:

(A) Except as may otherwise be provided in an individual’s employment agreement, each Award Opportunity granted under the Plan shall be forfeited and canceled in all respects, and no cash shall be delivered or paid to the Participant thereof, in the event that:

(1) The employment of the Participant by the Employer is terminated, either voluntarily or involuntarily, by the Employer or the Participant, for any reason whatsoever (subject to the provisions of Article VI hereof) prior to the end of the Performance Period for that Award Opportunity; or

(2) The employment status of the Participant has changed prior to the end of the Performance Period for that Award Opportunity so that the Participant is no longer an Eligible Executive.

(B) The Committee shall establish, for each Performance Period, the goals based on one or more Performance Goals. The goals will be established with consideration given to the economic conditions existing at the time said goals are established. The Committee shall deliver to each Participant written notice of the goals established for the Performance Period to which said Award Opportunity relates, along with the forfeiture provisions relating to said Award Opportunity. The Committee may not increase the amount of an Award Opportunity that would otherwise be paid.

(C) A portion, or all, of each Award Opportunity shall be forfeited and canceled in all respects, and no cash shall be delivered or paid with respect to the portion of such Award Opportunity so forfeited and canceled, in the event that the aggregate Performance Goal for the Performance Period with respect to the Award Opportunity is not at least equal to the following schedule, or some other minimum established by the Committee and communicated to Participants at the time of the Award Opportunity:

Percentage of Performance Goal Achieved	Percentage of Payout
Less than 80%	0%
80%	50%
85%	62.5%
90%	75%
95%	87.5%
100%	100%

(D) Nothing contained in this Article V or elsewhere in this Plan shall eliminate, impair or otherwise affect the right of the Employer to terminate or change the employment of any Eligible Executive at any time, and the grant of an Award Opportunity to any such Eligible Executive shall not be deemed to, and shall not, result in any agreement, expressed or implied, by the Employer to retain such person in any specific position or in its employ for the duration of the Performance Period with respect to such Award Opportunity or for any other period.

ARTICLE VI

Death or Disability of Eligible Executive

or Change in Control of the Company

6.01 In the event of the termination of employment with the Employer during any Performance Period of any Participant by reason of death, each Participant (or such Participant’s estate) shall be entitled to receive an Award Opportunity in cash equivalent to a pro rata portion of the amount which said Participant would have received, if the employment of such Participant had continued through the Performance Period for such Award Opportunity, based upon the level of actual achievement of the Performance Goal for the fiscal year in which the Participant’s death occurred. This pro rata portion shall be computed as follows:

Year in the Performance Period In Which Participant’s Death Occurs	% of Award Opportunity Paid
Year One	33%
Year Two	67%
Year Three	100%

Any such payment shall be made as soon as practicable following the close of the fiscal year in which such Participant’s death occurred.

6.02 In the event of the termination of employment with the Employer during any Performance Period of any Participant by reason of the Disability of such Participant, the Committee may, but shall not be obligated to, waive the continuation of the employment requirement set forth in section 5.01(A)(1) above. In the event that such requirement is waived, such Participant will be entitled to receive an Award Opportunity in cash equivalent to a pro rata portion of the amount which said Participant would have received, if the employment of such Participant had continued through the Performance Period for such Award Opportunity. This pro rata portion shall be computed as follows:

The cash Award Opportunity which would have been earned based on the level of actual achievement of the Performance Goal at the end of the Performance Period will be multiplied by a fraction, the numerator of which shall be the number of full calendar months during the Performance Period prior to the Participant’s death, Disability or retirement, and the denominator of which shall be the number of full calendar months contained in the complete Performance Period.

Any such payment shall be made as soon as practicable following the close of the fiscal year in which such Participant’s Separation from Service occurred; provided, however, that to the extent required under Section 409A of the Code, no such payment shall be made to any Participant who is a “specified individual” (as defined in Section 409A(a)(2)(B)(i)) before the date which is six (6) months following such Separation from Service.

6.03 In the event of the termination of employment with the Employer of any Participant after completing a Performance Period, but before distribution of his Award Opportunity is made, such Participant or his estate, as the case may be, will be entitled to receive the Award Opportunity to the same extent, in the same manner and at the same time as if the employment of such Participant had not terminated, except that if the Participant has directly or indirectly engaged in any activity that is harmful to the Company or the Employer, as determined by the Committee in its sole discretion (including without limitation the disclosure or misuse of any confidential information or trade secrets of the Company or the Employer), or has violated the terms of any non-compete, non-disclosure or non-solicitation agreement, the Participant shall forfeit any entitlement to such Award Opportunity.

6.04 If there is a “Change in Control” of the Company, as hereinafter defined, during any Performance Period, then, notwithstanding any other provision of this Plan to the contrary, any Participant holding any Award Opportunity shall be irrevocably entitled to receive a payout in cash of the amount of the Award Opportunity under the following schedule:

Year in which Change in Control Occurs	% of Award Opportunity Paid
Year One	33%
Year Two	67%
Year Three	100%

Such payment will be made upon the effective date of a Change in Control of the Company.

6.05 For purposes of this Article VI, a “Change in Control” of the Company shall be deemed to have occurred upon the occurrence of any of the following events:

(A) Any sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation) in one or a series of related transactions, of all or substantially all of the assets of Pediatric Services of America, Inc., a Delaware corporation (“PSA”) and its Subsidiaries taken as a whole to any “person” (as defined in Section 13(d) of the Exchange Act) or “group” (as defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act);

(B) The adoption of a plan for the liquidation or dissolution of the Company or PSA;

(C) the Company, PSA or PSA-Capital Corporation, a Delaware corporation (“PSA-Capital”) consolidates with, or merges with or into, another “person” (as defined above) or “group” (as defined above), in a transaction or series of transactions in which the Voting Stock of the Company, PSA or PSA-Capital is converted into or exchanged for cash, securities or other property, other than any transaction where (1) the outstanding Voting Stock of the Company, PSA or PSA-Capital is converted into or exchanged for Voting Stock of the surviving or transferee corporation and (2) either (a) the “beneficial owners” ( as defined in Rule 13d-3 and 13d-5 under the Exchange Act) of the outstanding Voting Stock of the Company, PSA or PSA-Capital immediately prior to such transaction own beneficially, directly or indirectly through one or more Subsidiaries, not less than a majority of the total outstanding Voting Stock of the surviving or transferee corporation immediately after such transaction, or (b) if immediately prior to such transaction the Company (except with respect to PSA or PSA-Capital), PSA-Capital or PSA is a direct or indirect Subsidiary of any other Person (each such other Person, the “Holding Company”), the “beneficial owners” (as defined above) of the outstanding Voting Stock of such Holding Company immediately prior to such transaction own beneficially, directly or indirectly through one or more Subsidiaries, not less than a majority of the outstanding Voting Stock of the surviving or transferee corporation immediately after such transaction; or

(D) The consummation of any transaction or series of related transactions

(including, without limitation, by way of merger or consolidation) the result of which is that any “person” (as defined above) or “group” (as defined above) becomes the “beneficial owner” (as defined above) of more than 50% of the voting power of the Voting Stock of the Company, PSA-Capital or PSA.

Notwithstanding the foregoing definition of “Change in Control,” however, in no event shall a Change in Control be deemed to have occurred if any of the above events occurs in such a manner that the Company is no longer a part of a controlled group that is publicly traded on an established securities market or otherwise, so long as none of the Participants has their employment status changed as a result of such events.

6.06 For purposes of this Article VI, the following definitions will apply:

(A) “Exchange Act” means the Securities Exchange Act of 1934, including amendments, or successor statutes of similar intent.

(B) “Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14 (d) (2) of the Exchange Act).

(C) “Subsidiary” means an entity in which PSA directly or indirectly beneficially owns eighty percent (80%) or more of the outstanding Voting Stock

(D) “Voting Stock” means the then outstanding securities of an entity entitled to vote generally in the election of members of that entity’s Board.

(E) “Disability” means a disability that entitles the Participant to long-term disability benefits under any Company-sponsored long-term disability plan.

ARTICLE VII

Certificates of Award

The Company shall execute and deliver to each Participant to whom an Award Opportunity is granted a certificate, in the form prescribed by the Committee, evidencing such Award Opportunity and stating the date thereof and cash amount that is the subject of the Award Opportunity.

ARTICLE VIII

Amendment, Suspension or Termination of Plan

The Board of Directors of the Company may amend, suspend or terminate this Plan in whole or in part at any time; provided that no such amendment, suspension or termination shall adversely affect the rights of the holders of any Award Opportunity then outstanding. Upon the occurrence of the Change in Control of the Company, this Plan will terminate unless the Plan is assumed by the successor to the Company.

ARTICLE IX

Administration

9.01 The Committee. The Plan shall be administered and interpreted by the Committee, which shall have full authority and all powers necessary or desirable for such administration. The express grant in this Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee. In its sole and complete discretion the Committee may adopt, alter, suspend and repeal such administrative rules, regulations, guidelines and practices governing the operation of the Plan as it shall from time to time deem advisable. In addition to any other powers and subject to the provisions of the Plan, the Committee shall have the following specific powers: (i) to determine the terms and conditions upon which the Award Opportunities may be made; (ii) to construe and interpret the Plan, (iii) to establish, amend or waive rules or regulations for the Plan’s administration; (iv) to provide for the grant of Award Opportunities upon the assumption of, or in substitution for, similar awards granted by an acquired or other company with which the Company participates in an acquisition, separation, or similar corporate transaction; and (v) to make all other determinations and take all other actions necessary or advisable for the administration of the Plan. The Committee may take action by a meeting in person, by unanimous written consent, or by meeting with the assistance of communications equipment which allows all Committee members participating in the meeting to communicate in either oral or written form. The Committee may seek the assistance or advice of any persons it deems necessary to the proper administration of the Plan. Notwithstanding the foregoing, all actions of the Committee shall be presented to the Board on at least an annual basis for ratification.

9.02 Selection of Participants. The Committee shall have sole and complete discretion in determining those Eligible Executives who shall participate in the Plan. The Committee may request recommendations for individual Award Opportunities from the Chief Executive Officer of the Company and may delegate to the Chief Executive Officer of the Company the authority to make Award Opportunities to Participants, subject to a fixed maximum Award Opportunity amount for such a group and a maximum Award Opportunity amount for any one Participant, as determined by the Committee. Award Opportunities made to the Eligible Executives shall be determined by the Committee.

9.03 Committee Decisions. All determinations and decisions made by the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding upon all persons, including the Company, its stockholders, employees, Participants, and Beneficiaries, except when the terms of any Award Opportunity under the Plan are required by law or by the Articles of Incorporation or Bylaws of the Company to be approved by the Company’s Board of Directors or shareholders prior to any such Award Opportunity.

9.04 Indemnification of Committee. In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Company against reasonable expenses incurred from their administration of the Plan. Such reasonable expenses include, but are not limited to, attorneys’ fees actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Award Opportunity made hereunder, and against all reasonable amounts paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, if such members acted in good faith and in a manner which they believed to be in, and not opposed to, the best interests of the Company and its subsidiaries.

ARTICLE X

General Provisions

10.01 Withholding. The Company shall have the right to deduct or withhold any taxes required by law to be withheld from Award Opportunities.

10.02 Nontransferability. No Award Opportunity and no rights or interests therein may be sold, transferred, pledged, assigned, exchanged, encumbered or otherwise alienated or hypothecated, except by testamentary disposition by the Participant or the laws of descent and distribution or by a qualified domestic relations order, and any attempt to sell, transfer, pledge, assign, exchange, encumber or otherwise alienate or hypothecate the same shall be void and shall not be recognized or given effect by the Company.

10.03 No Right to Employment. No granting of an Award Opportunity shall be constituted as a right to employment with the Company.

10.04 Construction of the Plan. The Plan, and its rules, rights and regulations shall be governed, construed, interpreted and administered solely in accordance with the laws of the state of Georgia. In the event any provision of the Plan shall be held invalid, illegal or unenforceable, in whole or in part, for any reason, such determination shall not affect the validity, legality or enforceability of any remaining provision, portion of provision or the Plan overall, which shall remain in full force and effect as if the Plan had been absent the invalid, illegal or unenforceable provision or portion thereof.